CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, LLC 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FIRST QUARTER FISCAL 2009 RESULTS

CLEARWATER, FL, February 3, 2009 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its first quarter ended December 31, 2008.

Revenue was $100.2 million for the quarter ended December 31, 2008 compared with $215.3 million for the comparable quarter last year. Same-store sales declined approximately 52% compared with a 9% decrease in the comparable quarter last year. Revenue from stores recently opened or closed that were not eligible for inclusion in the same-store sales base was $7.6 million. The net loss for the first quarter of fiscal 2009 was $14.3 million, or $0.78 per share, compared with a net loss of $6.4 million, or $0.35 per share, for the comparable quarter last year. Included in the first quarter fiscal 2009 net loss was $0.02 per share of costs associated with the closing of five stores during the quarter.

For the three months ended December 31, 2008, the Company’s same-store sales were adversely affected by the widely reported weak economic conditions and continued volatility in the financial markets.

William H. McGill, Jr., Chairman, President and Chief Executive Officer, stated, “While the ongoing challenges in the consumer environment continued to impact our sales results during the first quarter, we made progress in managing the areas of our business that we can control. We continued to streamline our cost structure by reducing all major categories of expense and closing five additional stores. Our efforts to manage our inventory allowed us to achieve a significant reduction in our inventory levels, which dropped more than $90 million on a year-over-year basis. This reduction is more impressive considering our large drop in sales and the fact that December is generally our lowest sales quarter. We were able to maintain a healthy gross margin because our higher margin businesses, such as service and parts and accessories, grew as a percentage of our business. During the quarter, we also secured an amendment to our credit facility, which provides us with improved financial flexibility to operate and manage our business through these difficult market conditions.”

Mr. McGill continued, “While we have done our fair share of cost cutting, the industry will likely continue to be impacted by the soft economy. We remain committed to providing our customers the highest level of service and boating experiences so that, when they are ready to make a purchase or give recommendations to friends or associates, they will continue to turn to MarineMax. The good news is that our customers’ passion for the lifestyle of boating has not faltered as they enjoy boating as a recreation with their families.”

~more~

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, and Grady White, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 75 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the success of operating cost reductions, the ability to service customers at desired levels of customer service, experience and satisfaction, economic conditions, the flexibility of the Company’s credit facility, the Company performance compared with industry performance, and long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

~more~

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,
	2008	2007
Revenue	$100,224	$215,268
Cost of sales	76,521	167,144

Gross profit	23,703	48,124
Selling, general, and administrative expenses	38,862	53,191

Loss from operations	(15,159)	(5,067)
Interest expense	4,062	5,881

Loss before income tax benefit	(19,221)	(10,948)
Income tax benefit	(4,881)	(4,529)

Net loss	$(14,340)	$(6,419)

Basic and diluted net loss per common share	$(0.78)	$(0.35)

Weighted average number of common shares used in computing net loss per common share:
Basic	18,500,794	18,364,676

Diluted	18,500,794	18,364,676

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,829	$22,765
Accounts receivable, net	20,765	52,177
Inventories, net	440,854	532,844
Prepaid expenses and other current assets	7,706	10,186
Deferred tax assets	298	5,931

Total current assets	484,452	623,903
Property and equipment, net	112,790	119,041
Goodwill and other intangible assets, net	—	121,167
Other long-term assets	3,827	4,805
Deferred tax asset	1,206	—

Total assets	$602,275	$868,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,422	$14,811
Customer deposits	5,338	21,673
Accrued expenses	19,284	25,058
Short-term borrowings	329,000	391,000
Current maturities of long-term debt	—	4,415

Total current liabilities	361,044	456,957
Deferred tax liabilities	—	25,326
Long-term debt, net of current maturities	—	11,405
Other long-term liabilities	5,597	6,108

Total liabilities	366,641	499,796
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at December 31, 2008 and 2007	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,503,607 and 18,365,775 shares issued and outstanding, net of shares held in treasury, at December 31, 2008 and 2007, respectively	19	19
Additional paid-in capital	180,221	171,532
Retained earnings	71,204	213,402
Accumulated other comprehensive loss	—	(23)
Treasury stock, at cost, 790,900 shares held at December 31, 2008 and 2007	(15,810)	(15,810)

Total stockholders’ equity	235,634	369,120

Total liabilities and stockholders’ equity	$602,275	$868,916

###